FILE NO. 70-8875

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                     POST-EFFECTIVE AMENDMENT NO. 7
                           (AMENDMENT NO. 9)
                                   TO
                                FORM U-1
  APPLICATION/DECLARATION WITH RESPECT TO (1) PROPOSED REVOLVING CREDIT FACILITY FOR NORTHEAST UTILITIES ("NU"), THE CONNECTICUT LIGHT AND POWER
COMPANY ("CL&P") AND WESTERN MASSACHUSETTTS ELECTRIC COMPANY ("WMECO") AND
 (2) INCREASES AND EXTENSIONS OF SHORT-TERM BORROWING LIMITS OF NU, CL&P, WMECO, PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, HOLYOKE WATER POWER COMPANY
                   AND NORTH ATLANTIC ENERGY CORPORATION
                                  UNDER
              THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


Northeast Utilities                               The Connecticut Light
Western Massachusetts Electric Company            and Power Company
174 Brush Hill Avenue                               107 Selden Street
West Springfield, MA 01090-0010                     Berlin, CT 06037


Holyoke Water Power Company        Public Service Company of New Hampshire
     Canal Street                       North Atlantic Energy Corporation
   Holyoke, MA 01040                         1000 Elm Street
                                            Manchester, NH 03015

(Name of companies filing this statement and addresses of principal executive offices)

                         NORTHEAST UTILITIES
               (Name of top registered holding company)

                         Robert P. Wax, Esq.
             Vice President, Secretary and General Counsel
                    Northeast Utilities Service Company
                          107 Selden Street
                          Berlin, CT 06037
               (Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Jeffrey C. Miller, Esq.                 David R. McHale
Assistant General Counsel               Assistant Treasurer - Finance
Northeast Utilities Service Company     Northeast Utilities Service Company
107 Selden Street                       107 Selden Street
Berlin, CT 06037                        Berlin, CT 06037

                         Richard C. MacKenzie, Esq.
                         Day, Berry & Howard
                         CityPlace I
                         Hartford, CT  06103-3499



BACKGROUND

1. By Order dated November 20, 1996 (HCAR No. 35-26612), Supplemental Order dated February 11, 1997 (HCAR No. 35-26665), Supplemental Order dated March 25, 1997 (HCAR No. 35-26692) and Supplemental Order dated May 29, 1997 (HCAR 35-26721) in this File No. 70-8875 (collectively, the "Orders"), the Commission, among other things, authorized Northeast Utilities ("NU"), The Connecticut Light and Power Company ("CL&P"), Western Massachusetts Company ("WMECO") and Public Service Company of New Hampshire ("PSNH") to issue short-term notes from time to time through December 31, 2000 pursuant to formal and informal lines of credit. Pursuant to the Orders, each borrower has its own maximum outstanding borrowing limit which, in the case of NU, is $150 million.

2. Primarily because of the financial impact of the increased costs associated with the current nuclear outages on the NU system and other difficulties related to the Millstone nuclear generating units), NU is currently unable to borrow under the existing revolving credit facility ("Existing Revolver") which was entered into pursuant to the Orders. Reference is made to Exhibit B.4(a) in this file. In accordance with the authority granted by the Orders relating to the issuance of short-term debt, NU is negotiating with a lender to enter into a supplementary revolving credit facility in the aggregate principal amount of up to $25 million which would have less restrictive terms and conditions than the Existing Revolver. Advances from this credit facility will be used to meet NU's debt service requirements under its ESOP and to support its other financial requirements until such time as NU begins to receive dividends from its subsidiaries again. The purpose of this Amendment is to seek authorization to increase the interest rate applicable to short-term borrowings by NU to an amount not to exceed the greater of (i) four percentage points over the LIBOR rate and
(ii) three percentage points over the lender's base rate. The current maximum interest rate under the Orders is two percentage points above the Federal Funds Effective Rate, and the bank with whom NU is negotiating has sought an interest rate which could exceed the cap specified in the Orders.

3. The Orders also authorize the payment of fees by NU pursuant to formal and informal credit lines in an amount not to exceed 0.30% per annum. NU is hereby filing this Amendment to obtain authorization to increase the maximum annual fee payment to an amount not to exceed 1.00% per annum.

                    AMENDMENTS TO THE APPLICATION

     To reflect the foregoing, the Application/Declaration in this proceeding is further amended as follows:

4. The second sentence of paragraph 23 is deleted and replaced with the following to take into account the proposed increase in interest payments by NU under the supplemental revolving credit facility:

     "The interest rate in any case will not exceed two percentage points above the Federal Funds Effective Rate, except that in the case of short-term notes issued by NU, the interest rate will not exceed the higher of four percentage points over the LIBOR rate and three percentage points over the Lender's base rate."

5. The third sentence of paragraph 25 is deleted and replaced with the following to take into account the proposed increase in annual fees to be paid by NU:

     "Compensating balance requirements will not exceed 5% of the committed line amount, and fees will not exceed 30 basis points per annum, except that in the case of short-term notes issued by NU, fees will not exceed 100 basis points per annum."

6. The following additional exhibits and financial statements are filed herewith:

     (a) Exhibits

     *F.3 Opinion of Counsel

      G.2 Financial Data Schedule for NU (parent company only)

          *  To be filed by further post-effective amendment

     (b) Financial Statements

     1.   Northeast Utilities

1.1  Balance Sheet, per books and pro forma, as of September 30, 1997.

1.2 Statement of Income, per books and pro forma, for 12 months ended September 30, 1997 and Capital Structure, per books and pro forma, as of September 30, 1997.

                              SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned have duly caused this Amendment to be signed on behalf of each of them by the undersigned thereunto duly authorized.


Date:  November 20, 1997

                              NORTHEAST UTILITIES
                              THE CONNECTICUT LIGHT AND POWER COMPANY
                              WESTERN MASSACHUSETTS ELECTRIC COMPANY
                              PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                              HOLYOKE WATER POWER COMPANY
                              NORTH ATLANTIC ENERGY CORPORATION

                         By:  /s/ David R. McHale
                              ----------------------
                              David R. McHale
                              Assistant Treasurer - Finance